Exhibit 99.1

Broad Capital Acquisition Corp Announces Charter and Trust Agreement Amendments and Extension of Deadline to Complete a Business Combination to February 13, 2023

Plano, Texas - January 13, 2023 — Broad Capital Acquisition Corp (NASDAQ: BRAC, BRACR, BRACU) (“BRAC”), a special purpose acquisition company formed by Broad Capital LLC, announced today that its stockholders approved amendments to its charter and trust agreement to change the structure and cost of how BRAC can obtain extensions to the deadline to complete its initial business combination and that BRAC obtained the first of up to nine 1-month extensions of the deadline—from January 13, 2023 to February 13, 2023—by depositing $370,725.50 into its trust account (the “Trust Account”) with Continental Stock Transfer and Trust Company (“Continental”).

BRAC’s stockholders, at a virtual general meeting of stockholders held January 10, 2023, approved amendments to BRAC’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) and BRAC’s Investment Management Trust Agreement dated January 10, 2022 with Continental (the “Trust Agreement Amendment”) to change how BRAC can obtain extensions to the previously applicable January 13, 2023 deadline to complete its initial business combination. Prior to the amendments, BRAC could obtain up to two 3-month extensions by depositing $1,015,906.90 for each extension into its Trust Account by the deadline applicable prior to the extension. The amendments allow BRAC to instead obtain up to nine 1-month extensions by depositing $0.0625 per outstanding public share into the Trust Account by the deadline applicable prior to the extension.

The Charter Amendment triggered a right of BRAC’s public stockholders to demand the redemption of their public shares out of funds held in the Trust Account. Holders of 4,227,461 public shares properly requested redemption leaving 5,931,608 public shares outstanding. After payment of the redemption price to the redeeming public stockholders of approximately $10.25 per share for an aggregate of $43,354,304.31, BRAC will have approximately $60,831,013.71 left in its Trust Account.

As a consequence of adoption of the Charter Amendment and the Trust Agreement Amendment and the redemptions, BRAC can now obtain up to nine 1-month extensions to the deadline to complete its initial business combination at a cost of $370,725.50 per extension. In connection with the amendments, BRAC notified Continental that it was exercising its right to obtain the first extension and deposited $370,725.50 into the Trust Account. The Company obtained the funds through a loan from its Sponsor or its designees.

The Charter Amendment, Trust Agreement Amendment, and the first extension described above will provide BRAC with additional time to complete a business combination.

About Broad Capital Acquisition Corp.

Broad Capital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by its Chief Executive Officer, Johann Tse.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the Risk Factors section of the Company’s proxy statement filed on December 28, 2022 with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Broad Capital Acquisition Corp.

5345 Annabel Lane, Plano, Texas 75093

Johann Tse, Chief Executive Officer

Telephone No.: (469) 951-3088